Exhibit 107

Calculation of Filing Fee Tables

Form S-1

(Form Type)

NanoVibronix, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Share	Maximum Aggregate Offering Price (1)(2)	Fee Rate	Amount of Registration Fee
Newly Registered Securities
Fees to Be Paid	Equity	Series G Convertible Preferred Stock, par value $0.001 per share (5)	457(o)			$10,000,000	0.00015310		$1,531.00
Fees to Be Paid	Equity	Common Stock, par value $0.001 per share, issuable upon conversion of Series G Convertible Preferred Stock (3)	457(i)			—
Fees to Be Paid	Equity	Common stock, $0.01 par value per share, issuable as dividends upon conversion of Series G Convertible Preferred Stock (4)				$4,500,000	0.00015310		$688.95
Fees to Be Paid	Equity	Warrants to purchase shares of Common Stock, par value $0.001 per share (6)	457(g)			—
Fees to Be Paid	Equity	Common Stock, par value $0.001 per share, underlying the Warrants	457(o)			$10,000,000	0.00015310		$1,531.00
Fees to Be Paid	Equity	Placement Agent Warrants (6)	457(g)			—
Fees to Be Paid	Equity	Common Stock, par value $0.001 per share, underlying the Placement Agent Warrant (7)	457(g)			$1,000,000	0.00015310		$153,10
	Total Offering Amounts					$25,500,000			$3,904.05
	Total Fees Previously Paid								$2,572.08
	Total Fee Offsets							$
	Net Fees Due								$1,331.97

(1)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) of the Securities Act of 1933, as amended (the “Securities Act”).
(2)	Pursuant to Rule 416(a) promulgated under the Securities Act, there are also being registered an indeterminable number of additional securities as may be issued to prevent dilution resulting from stock splits, stock dividends, or similar transactions.
(3)	No fee is required pursuant to Rule 457(i) under the Securities Act.
(4)	The holders of Series G Convertible Preferred Stock will be entitled to receive cumulative dividends at the rate per share of 9% per annum of the stated value per share, until the fifth anniversary of the date of issuance of the Series G Convertible Preferred Stock. The dividends become payable, at the registrant’s option, in either cash, out of any funds legally available for such purpose, or in shares of common stock, (i) upon any conversion of the Series G Convertible Preferred Stock, (ii) on each such other date as the registrant’s board of directors may determine, subject to written consent of the holders of Series G Convertible Preferred Stock holding a majority of the then issued and outstanding Series B Convertible Preferred Stock, (iii) upon liquidation, dissolution or winding up of the registrant, and (iv) upon occurrence of a fundamental transaction, including any merger or consolidation, sale of all or substantially all of the registrant’s assets, exchange or conversion of all of the registrant’s common stock by tender offer, exchange offer or reclassification; provided, however, that if Series G Convertible Preferred Stock is converted into shares of common stock at any time prior to the fifth anniversary of the date of issuance of the Series G Convertible Preferred Stock, the holder will receive a make-whole payment in an amount equal to all of the dividends that, but for the early conversion, would have otherwise accrued on the applicable shares of Series G Convertible Preferred Stock being converted for the period commencing on the conversion date and ending on the fifth anniversary of the date of issuance, less the amount of all prior dividends paid on such converted Series G Convertible Preferred Stock before the date of conversion. Make-whole payments are payable at the registrant’s option in either cash, out of funds legally available for such purpose, or in shares of common stock. The fee table assumes a conversion price of $6.45 and the stated value per share of $25.
(5)	The fee table assumes a conversion price of $6.45 and the stated value per share of $25 for the Series G Convertible Preferred Stock.
(6)	In accordance with Rule 457(g), the entire registration fee for the warrants is allocated to the shares of common stock underlying the Warrants, and no separate fee is payable for the Warrants.
(7)	We have calculated the proposed maximum aggregate offering price of the shares of common stock underlying the Placement Agent Warrants by assuming that such Placement Agent Warrants are exercisable at a price per share equal to 125% of the combined public offering price per share of Series G Convertible Preferred Stock and accompanying warrant.